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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-20713) pertaining to the Ambassador Apartments, Inc. (formerly Prime Residential, Inc.) (the "Company") Stock Incentive Plan and the Company's Registration Statement (Form S-3 No. 333-28283) and related Prospectus relating to the registration of its common stock, of our report dated January 30, 1998 (except Note 19, as to which the date is March 5, 1998) with respect to the consolidated financial statements and schedule of Ambassador Apartments, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1997.



                                                  Ernst & Young LLP


Chicago, Illinois
March 19, 1998